As filed with the Securities and Exchange Commission on May 8, 2014

Registration No. 333-120777

Registration No. 333-120778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TWENTY-FIRST CENTURY FOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0075658
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1211 Avenue of the Americas, New York, New York 10036

(Address of principal executive offices) (Zip code)

News America Incorporated Amended and Restated NDM Option Plan

News Corporation 2004 Stock Option Plan

News Corporation 2004 Replacement Stock Option Plan

(Full title of the plan)

Janet Nova, Esq.

Executive Vice President and Deputy Group General Counsel

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

(Name, address and telephone number of agent for service)

Copy to:

Amy Bowerman Freed, Esq.

Hogan Lovells US LLP

875 Third Avenue

New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Twenty-First Century Fox, Inc. (formerly known as News Corporation) (the “Company”) is filing these post-effective amendments (the “Post-Effective Amendments”) to deregister certain securities originally registered by the Company pursuant to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission:

1.	Registration Statement No. 333-120777, filed on November 24, 2004, registering 629,556 shares of the Company’s Class A Common Stock pursuant to the News America Incorporated Amended and Restated NDM Option Plan (the “NDM Plan”); and

2.	Registration Statement No. 333-120778, filed on November 24, 2004, registering 187,200,000 shares of the Company’s Class A Common Stock pursuant to the Company’s 2004 Stock Option Plan and the Company’s 2004 Replacement Stock Option Plan (collectively, the “2004 Option Plans”).

No new securities will be offered under the NDM Plan and the 2004 Option Plans. In accordance with the undertaking contained in the Registration Statements pursuant to Item 512 of Regulation S-K, these Post-Effective Amendments are being filed to deregister and remove all of the previously registered securities under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478(a)(4) thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of May, 2014.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ John P. Nallen
John P. Nallen
Senior Executive Vice President and Chief Financial Officer

3